Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2025 Results

Dallas (November 12, 2025) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the third quarter ended September 30, 2025.

The Company reported a net loss of ($20,000) for the three months ended September 30, 2024, as compared to a net loss of ($4,000) for the similar period in 2023.

For the three months ended September 30, 2025 the Company had revenue of $39,000 including $26,000 for rental revenue and $13,000 for management fees as compared to revenue of $37,000 including $26,000 for rental revenue and $11,000 for management fees for the comparative period in 2024.

For the three months ended September 30, 2025, corporate general & administrative expenses were $88,000 as compared to $79,000 for the comparable periods in 2024.

For the three months ended September 30, 2024, interest income was $43,000 as compared to $52,000 for the comparable periods in 2024.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$307	$363
Other current assets	27	9
Total current assets	334	372

Property and equipment, net of depreciation
Land, buildings and equipment	626	636

Note and interest receivable - related party
Note receivable	3,542	3,542
Interest receivable	40	44
	3,582	3,586

Total assets	$4,542	$4,594

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share and par value amount)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$27	$20
Accrued expenses	36	37
Total current liabilities	63	57

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and outstanding at September 30, 2025 and December 31, 2024	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at September 30, 2025 and December 31, 2024	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,152)	(59,094)
Total stockholders' equity	4,479	4,537

Total liabilities & stockholders' equity	$4,542	$4,594

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2025	2024	2025	2024
Revenue
Rent	$26	$26	$78	$76
Management Fee	13	11	39	34
Total Revenues	39	37	117	110

Operating Expenses
Operating Expenses	14	14	41	39
Corporate general and administrative	88	79	262	235
Total Operating Expenses	102	93	303	274

Loss from operations	(63)	(56)	(186)	(164)

Other Income
Interest income from related parties	40	50	117	160
Interest income from a third party	3	2	11	5
Total Other Income	43	52	128	165

Net income (loss) applicable to common shares	$(20)	$(4)	$(58)	$1

Net income (loss) per common share-basic and diluted	$(0.01)	$(0.01)	$(0.01)	$0.01

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132	5,132